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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                          PEERLESS SYSTEMS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    7055361
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               / /   Rule 13d-1(b)
               / /   Rule 13d-1(c)
               /x/   Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 15 pages

CUSIP NO. 7055361                    13G                      Page 2 of 15 Pages


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ABF Partners II, L.P.
        04-3024534
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                - 0- shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                - 0- shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 - 0- shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                - 0- shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        - 0 - shares
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                               / /

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------





                               Page 2 of 15 pages

CUSIP NO. 7055361                    13G                      Page 3 of 15 Pages


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Battery Ventures II, L.P.
        04-3024533
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) / /
                                                                       (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                - 0 - shares
       NUMBER OF
                           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                - 0 - shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 - 0 - shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                - 0 - shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        - 0 - shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                               / /

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------



                               Page 3 of 15 pages

CUSIP NO. 7055361                    13G                      Page 4 of 15 Pages


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ABF Management Corp.
        04-2788379
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts corporation
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                - 0 - shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                17,218 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 - 0 - shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                17,218 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        17,218 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                               / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.16%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        CO
--------------------------------------------------------------------------------





                               Page 4 of 15 pages

CUSIP NO. 7055361                    13G                      Page 5 of 15 Pages


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Robert G. Barrett
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                103,693 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                17,218 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 103,693 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                17,218 shares
                           -----------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        120,911 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                               / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.10%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------




                               Page 5 of 15 pages

CUSIP NO. 7055361                    13G                      Page 6 of 15 Pages


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Oliver D. Curme
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                - 0 - shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                - 0 - shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 - 0 - shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                - 0 - shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        - 0 - shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                               / /


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------




                               Page 6 of 15 pages

CUSIP NO. 7055361                    13G                      Page 7 of 15 Pages


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Richard D. Frisbie
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY
--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                69,559 shares
       NUMBER OF
                           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                17,218 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 69,559 shares

                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                17,218 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        86,777 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                               / /


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.79%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------




                               Page 7 of 15 pages

CUSIP NO. 7055361                    13G                      Page 8 of 15 Pages

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Howard Anderson

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                - 0 - shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                17,218 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 - 0 - shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                17,218 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        17,218 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                               / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.16%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------






                               Page 8 of 15 pages

CUSIP NO. 7055361                    13G                      Page 9 of 15 Pages


--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas J. Crotty
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a) / /
                                                                      (b) / /

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                1,000 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                - 0 - shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 -1,000 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                - 0 - shares
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,000 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                               / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.01%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------


                               Page 9 of 15 pages

ITEM 1 (A).       NAME OF ISSUER:

                  Peerless Systems Corporation

ITEM 1 (B).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2381 Rosecrans Avenue, El Segundo, CA  90245

ITEM 2 (A).       NAME OF PERSON FILING:

                  Battery Ventures II, L.P. ("Battery"), ABF Partners II, L.P. ("ABF"), ABF Management Corp., Howard Anderson ("Anderson"), Richard D. Frisbie ("Frisbie"), Robert G. Barrett ("Barrett"), Oliver D. Curme ("Curme") and Thomas J. Crotty ("Crotty"). Anderson, Frisbie, Barrett, Curme and Crotty are the general partners of ABF, the sole general partner of Battery. Anderson, Barrett and Frisbie are the shareholders of ABF Management Corp.

ITEM 2 (B).       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  The address of the principal business office of each of Battery, ABF, ABF Management Corp., Anderson, Frisbie,
                  Barrett, Curme and Crotty is c/o Battery Ventures, 20 William
                  Street, Wellesley, MA 02481.

ITEM 2 (C).       CITIZENSHIP:

                  Messrs. Barrett, Curme, Frisbie, Anderson and Crotty are United States citizens. Battery and ABF are limited partnerships organized under the laws of the State of Delaware. ABF Management Corp. is a corporation incorporated under the laws of Massachusetts.

ITEM 2 (D).       TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.001 par value

ITEM 2 (E).       CUSIP NUMBER

                  7055361

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d- 1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or Dealer registered under Section 15 of the
                          Securities Exchange Act of 1934 (the "Act").

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

                  (d) [ ] Investment Company registered under Section 8 of the
                          Investment Company Act of 1940.

                  (e) [ ] Investment Adviser in accordance with Section
                          240.13d-1(b)(1)(ii)(E).



                              Page 10 of 15 pages

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Section 240.13d-1(b)(1)(ii)(F).

                  (g) [ ] A Parent Holding Company, in accordance with
                          Section 240.13d-1(b)(1)(ii)(G).

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

                  (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)
                          (ii)(J).


                  Not Applicable

ITEM 4.  OWNERSHIP:
                  (a)      Amount Beneficially Owned:
                           Battery owns beneficially and of record 0 shares of Common Stock of Peerless Systems Corporation as of December 31, 1998. ABF Management Corp. owns beneficially and of record 17,218 shares of Common Stock of Peerless Systems Corporation as of December 31, 1998. Barrett, Frisbie and Anderson are shareholders of ABF Management Corp., and each therefore may be deemed to own beneficially the 17,218 shares held by ABF Management Corp. as of December 31, 1998. In addition to the shares held by ABF Management Corp., Barrett owns beneficially 103,693, Frisbie owns beneficially 69,559 and Crotty owns beneficially 1,000 shares of Peerless Systems Corporation. Each of Barrett, Frisbie and Anderson disclaims beneficial ownership of the shares held of record by ABF Management Corp.

                  (b)      Percent of Class:

                           Barrett owns beneficially 1.10% of the Common Stock of Peerless Systems Corporation. Frisbie owns beneficially 0.79% of the Common Stock of Peerless Systems Corporation. Crotty owns beneficially 0.01% of the Common Stock of Peerless Systems Corporation. Each of ABF Management Corp. and Anderson owns beneficially 0.16% of the Common Stock of Peerless Systems Corporation. The percentages are based on the 11,037,314 shares of Common Stock reported to be outstanding on October 31, 1998 in the Peerless Systems Corporation Quarterly Report on Form 10-Q for the quarter ended October 31, 1998.

                  (c) Number of Shares as to which such person has:

                           (i)      sole power to vote or direct the vote:
                                    Battery: 0; ABF: 0; ABF Management Corp.: 0;
                                    Barrett: 103,693; Curme: 0; Frisbie: 69,559;
                                    Anderson: 0 and Crotty: 1,000.

                           (ii)     shared power to vote or to direct the vote:
                                    Battery: 0;


                              Page 11 of 15 pages

                                    ABF : 0; ABF Management Corp.: 17,218;
                                    Barrett: 17,218; Curme: 0; Frisbie: 17,218;
                                    Anderson: 17,218 and Crotty: 0.

                           (iii) sole power to dispose or to direct the disposition of: Battery: 0; ABF: 0; ABF Management Corp.: 0; Barrett: 103,693;
                                    Curme: 0; Frisbie: 69,559; Anderson: 0 and
                                    Crotty: 1,000.

                           (iv) shared power to dispose or to direct the disposition of: Battery: 0; ABF: 0; ABF Management Corp.: 17,218; Barrett: 17,218;
                                    Curme: 0; Frisbie: 17,218; Anderson: 17,218 and Crotty: 0.

ITEM (5).         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  This statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the common stock.

ITEM (6).         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:
                  NOT APPLICABLE.

ITEM (7).         IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT COMPANY:
                  NOT APPLICABLE.

ITEM (8).         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  NOT APPLICABLE.

ITEM (9).         NOTICE OF DISSOLUTION OF GROUP:
                  NOT APPLICABLE.

ITEM (10).        CERTIFICATION:
                  NOT APPLICABLE.
                  Not filed pursuant to Rule 13d-1(b) or (c).



                              Page 12 of 15 pages

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 1999                BATTERY VENTURES II, L.P.

                                         By: ABF PARTNERS II, L.P.

                                         By: /s/ Richard D. Frisbie
                                            ------------------------------------
                                            General Partner

                                         ABF PARTNERS II, L.P.

                                         By: /s/ Richard D. Frisbie
                                            ------------------------------------
                                            General Partner

                                         ABF Management Corp.

                                         By: /s/ Richard D. Frisbie
                                            ------------------------------------
                                            Name: Richard Frisbie
                                            Title:    President

                                                            *
                                         ---------------------------------------
                                         Robert G. Barrett

                                                            *
                                         ---------------------------------------
                                         Oliver D. Curme

                                          /s/ Richard D. Frisbie
                                         ---------------------------------------
                                         Richard D. Frisbie

                                                            *
                                         ---------------------------------------
                                         Howard Anderson

                                                            *
                                         ---------------------------------------
                                         Thomas J. Crotty


*By: /s/ Richard D. Frisbie
    -------------------------------

Name: Richard D. Frisbie
     ------------------------------
         Attorney-in-Fact

--------------------------------------------------------------------------------
         This Schedule 13G was executed by Richard D. Frisbie or Oliver D. Curme pursuant to Powers of Attorney which are incorporated herein by reference and copies of which are attached hereto as Exhibit II.


                              Page 13 of 15 pages

                                    EXHIBIT I
                                    ---------

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Peerless Systems Corporation.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 12, 1999                BATTERY VENTURES II, L.P.

                                         By: ABF PARTNERS II, L.P.

                                         By: /s/ Richard D. Frisbie
                                            ------------------------------------
                                            General Partner

                                         ABF PARTNERS II, L.P.

                                         By: /s/ Richard D. Frisbie
                                            ------------------------------------
                                            General Partner

                                         ABF Management Corp.

                                         By: /s/ Richard D. Frisbie
                                            ------------------------------------
                                            Name: Richard Frisbie
                                            Title:    President

                                                            *
                                         ---------------------------------------
                                         Robert G. Barrett

                                                            *
                                         ---------------------------------------
                                         Oliver D. Curme

                                          /s/ Richard D. Frisbie
                                         ---------------------------------------
                                         Richard D. Frisbie

                                                            *
                                         ---------------------------------------
                                         Howard Anderson

                                                            *
                                         ---------------------------------------
                                         Thomas J. Crotty


*By: /s/ Richard D. Frisbie
    -------------------------------

Name: Richard D. Frisbie
     ------------------------------
         Attorney-in-Fact

--------------------------------------------------------------------------------
         This Agreement was executed by Richard D. Frisbie or Oliver D. Curme pursuant to Powers of Attorney which are incorporated herein by reference and copies of which are attached hereto as Exhibit II.


                              Page 14 of 15 pages

                                                                      EXHIBIT II

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Oliver D. Curme and Richard D. Frisbie, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and document that may be necessary, desirable or appropriate to be executed in his capacity as a general partner of ABF Partners, L.P., ABF Partners II, L.P., and Battery Partners III, L.P., or in his capacity as a member manager of Battery Partners IV, LLC, with respect to securities held by such signatory as a result of his relationship with any of the foregoing entities or with Battery Ventures, L.P., Battery Ventures II, L.P., Battery Ventures III, L.P. or Battery Ventures IV, L.P., pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 1997.


                                         /s/ Richard D. Frisbie
                                         ---------------------------------------
                                         Richard D. Frisbie

                                         /s/ Robert G. Barrett
                                         ---------------------------------------
                                         Robert G. Barrett

                                         /s/ Howard Anderson
                                         ---------------------------------------
                                         Howard Anderson

                                         /s/ Oliver D. Curme
                                         ---------------------------------------
                                         Oliver D. Curme

                                         /s/ Thomas J. Crotty
                                         ---------------------------------------
                                         Thomas J. Crotty

                                         /s/ Kenneth P. Lawler
                                         ---------------------------------------
                                         Kenneth P. Lawler

                                         /s/ Todd A. Dagres
                                         ---------------------------------------
                                         Todd A. Dagres





                              Page 15 of 15 pages